EXHIBIT 5.1

7035 Ridge Road Hanover, Maryland 21076 www.ciena.com

April 21, 2021

Board of Directors
Ciena Corporation
7035 Ridge Road
Hanover, Maryland 21076

Ladies and Gentlemen:

This opinion letter is furnished to you to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the registration statement on Form S-8 (the “Registration Statement”) of Ciena Corporation (the “Company”) filed with the Securities and Exchange Commission, relating to the registration of 8,128,572 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), issuable under the Amended and Restated Ciena Corporation Employee Stock Purchase Plan (the “ESPP”) as a result of the amendment and restatement of the ESPP, effective April 1, 2021. For purposes of this opinion letter, I have examined such records, documents and proceedings as I have deemed relevant and necessary as a basis for the opinion expressed herein.

I am a member of the bar of the State of Maryland. This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. I express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.

Based upon, subject to and limited by the foregoing, I am of the opinion that when issued and delivered against payment therefore in accordance with the terms of the ESPP and the Registration Statement, the Shares will be validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for your use in connection with the Registration Statement. I hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to my name and this opinion in the Registration Statement and the prospectus that forms a part of the Registration Statement. In giving this consent, I do not thereby admit that I am an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/S/ David M. Rothenstein
David M. Rothenstein
Senior Vice President, General Counsel and Secretary